Exhibit 10.3

May 3, 2016

Synergy Resources Corporation

1625 Broadway, Suite 300

Denver, CO 80202

Attention:  James P. Henderson

Executive Vice President Finance and Chief Financial Officer

Re:                             Commitment Letter

$80,000,000 Senior Unsecured Notes

Ladies and Gentlemen:

Synergy Resources Corporation (“you”, “Synergy” or the “Company”) has advised MTP Energy Master Fund Ltd. (“Lender 1”) and GSO Capital Partners LP, signing on behalf of one or more funds managed, advised or sub-advised by GSO Capital Partners LP (“Lender 2” and, together with Lender 1, the “Commitment Lenders” or “we”) that the Company will acquire certain oil and gas assets (the “Assets”) from Noble Energy, Inc., NBL Energy Royalties, Inc. and Noble Energy Wyco, LLC (collectively, “Seller”) pursuant to a Purchase and Sale Agreement  (the “Purchase Agreement”) dated May 2, 2016 (the “Acquisition”).  Capitalized terms used in this letter but not defined herein shall have the meanings given to them in the Summary of Terms and Conditions attached hereto as Annex I (the “Term Sheet”).

A.                                    Commitment

In connection with the foregoing, Lender 1 is pleased to severally commit to provide fifty percent (50%) of and Lender 2 is pleased to severally commit to provide fifty percent (50%) of the $80.0 million principal amount of the Senior Unsecured Notes due 2021 (the “Notes”) described in the Term Sheet (referred to in this letter as each such Commitment Lender’s “Commitment”), subject to the terms and conditions set forth in this letter (including Section C) and the Term Sheet (collectively, this “Commitment Letter”).  The commitments and other agreements of each Commitment Lender in this Commitment Letter are several and not joint.  No Commitment Lender is responsible for the performance of the obligations of any other Commitment Lender, and the failure of a Commitment Lender to perform its obligations hereunder will not prejudice the rights of any other Commitment Lender hereunder.  The purchase of the Notes contemplated by this Commitment Letter shall be referred to herein as the “Financing”.

B.                                    Exclusivity

From the date hereof until the earliest of (a) the mutual agreement of the parties hereto not to pursue the Financing; (b) the termination of the Loan Documents (as defined below) in accordance with the terms thereof; (c) the initial closing date of the Acquisition and the Financing and other related transactions (the “Transaction”); and (d) the Termination Date (as defined below) (or such later date as the Company and the Commitment Lenders shall have mutually agreed to extend the commitment hereunder), unless the Company first obtains the approval of the Commitment Lenders, the Company:

(i)                                     shall not, and shall cause its affiliates, agents, representatives, counsel, consultants and advisors and any other person acting on its or their behalf not to, directly or indirectly solicit, participate in any negotiations or discussions with or provide or afford access to information to any third party with respect to, or otherwise effect, facilitate, encourage or accept any offers for the funding of the Financing or any alternative debt financing arrangements in connection with the Acquisition (other than the Equity Issuance (as defined below)); and

(ii)                                  shall terminate or have terminated prior to the date hereof any written agreement or arrangement related to the foregoing to which the Company or its affiliates are parties, as well as any activities and discussions related to the foregoing as may be continuing on the date hereof with any party other than the Commitment Lenders and their respective representatives.

The Company agrees and acknowledges that, in conjunction with the initial closing of the Acquisition and subject to the terms and conditions set forth in this Commitment Letter, and subject to the negotiation and execution of Loan Documents in a form consistent with the Term Sheet and the completion of the Equity Issuance (as each of those terms is defined below), the Company will sell and issue the Notes to the Commitment Lenders. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for the Company’s breach of its obligation to sell and issue the Notes to the Commitment Lenders pursuant to this Commitment Letter and that the Commitment Lenders shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach and the Commitment Lenders shall be entitled to seek such relief or remedy even if this Commitment Letter has been terminated; provided, however, that if the Purchase Agreement is terminated, subject to the following paragraph, the Commitment Lenders’ sole remedy with respect to such termination shall be receipt of the fees and other amounts contemplated by that certain letter dated as of the date hereof among the parties hereto (the “Fee Letter”).  The foregoing is in addition to, and not as a limitation on, the Commitment Lenders’ respective rights and remedies in connection with this Commitment Letter.

In addition to the restrictions set forth above, if on or prior to the date that is 6 months after the date of this Commitment Letter, the Company or any of its affiliates acquires any material portion of the Seller’s assets (any such transaction, an “Alternative Transaction”) and, in connection with the consummation of the Alternative Transaction, another institution proposes to provide debt financing (including but not limited to senior secured loans, mezzanine or high yield debt) or similar financing (notwithstanding a willingness on the part of a Commitment Lender to provide such financing at the time of such Alternate Transaction), the Company shall provide such Commitment Lender reasonable opportunity to provide a percentage of such financing equal to the respective commitment percentages set forth in this Commitment Letter (even if such Commitment Lender is not willing to provide such amount of such financing) on substantially the same terms so proposed prior to the consummation of such Alternative Transaction, and shall enter with such Commitment Lender in an agreement similar to this Commitment Letter for such alternative financing to the extent such Commitment Lender has agreed to provide such financing.  In enforcing its rights hereunder for any breach of this Commitment Letter, the parties acknowledge that the Commitment Lenders will be entitled to any form of equitable relief including, without limitation, injunctive relief, without posting of any bond or other security as well as the right to pursue any and all other rights and remedies (and recover any and all damages) available at law or in equity.  Notwithstanding any term or provision hereof to the contrary, all of the rights of the Commitment Lenders under this paragraph shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the Commitment Lenders’ commitments and agreements hereunder.  It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for the Company’s breach of its obligations under this paragraph and that the Commitment Lenders shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach.

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C.                                    Conditions Precedent

The undertakings and Commitments of the Commitment Lenders under this Commitment Letter are subject to the conditions set forth below, it being understood that there are no conditions (implied or otherwise) to the funding of the Commitments hereunder (including compliance with the terms of the Commitment Letter and the Loan Documents) other than those conditions set forth below that are expressly stated to be conditions to the purchase of the Notes (and upon satisfaction or waiver by the Commitment Lenders of such conditions, the issuance of the Notes shall occur):

1.                                      Negotiation and execution of a customary and mutually satisfactory definitive purchase agreement, indenture and/or customary note or similar loan documents (collectively, the “Loan Documents,” and the date of execution of the Loan Documents, the “Closing Date”) in a form consistent with the Term Sheet, it being understood and agreed that (i) subject to the Certain Funds Provision, the representations and warranties provided by the Company in the definitive purchase agreement with respect to the Notes shall be (A) the representations made by the Seller under the Purchase Agreement and (B) otherwise, consistent with those provided in the Underwriting Agreement between the Company and Credit Suisse Securities (USA) LLC dated April 11, 2016, with modifications reasonably necessary to reflect that the Financing constitutes a private placement of debt instruments rather than an registered equity offering; (ii) the Loan Documents shall contain customary provisions relating to the reimbursement of expenses for the Commitment Lenders in the event that the Company shall request the Commitment Lenders to execute or agree to any future amendment or similar modification to the Loan Documents or the Commitment Lenders are enforcing their rights and remedies under the Loan Documents (it being understood, for the avoidance of doubt, that such reimbursement shall not cover any transfer, assignments or other similar matters by the Commitment Lenders in respect of the Notes); and (iii) each of the Commitment Lenders and the Company shall negotiate in good faith with respect to the Loan Documents (it being understood that the substantive terms of such Loan Documents will be based on precedent described on Schedule A attached hereto, with such modifications as are necessary to reflect the terms set forth in the Term Sheet; provided that, other than as set forth in the Term Sheet, any “baskets” set forth in the Loan Documents shall be mutually agreed upon by the Commitment Lenders and the Company).

2.                                      Receipt of the following documentation relating to the Company which shall be reasonably satisfactory to the Commitment Lenders:  organizational documents, evidence of borrowing authority, customary officer’s certificates, customary legal opinions, evidence of insurance (but not endorsements), and solvency certificates with respect to the Company (after giving effect to the Acquisition and the associated transactions).

3.                                      Payment of all fees and expenses due to the Commitment Lenders under the Fee Letter.

4.                                      No default or event of default under the Company’s Existing Credit Agreement shall exist, and any necessary amendments or consents relating to the Existing Credit Agreement to effect the transactions contemplated by the Purchase Agreement and this Commitment Letter shall be in effect on or prior to the Closing Date.

5.                                      The Commitment Lenders will have received a true and correct fully-executed copy of the Purchase Agreement, including all exhibits and schedules thereto.  No provision of such agreement shall have been waived, amended, supplemented or otherwise modified in any respect by the Company in a manner materially adverse to the Commitment Lenders, without the approval of the Commitment Lenders (such approval not to be unreasonably withheld, delayed or conditioned), it being understood that any modification to the definition of Material Adverse Effect contained in the Purchase Agreement shall be deemed to be materially adverse to the

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Commitment Lenders. The first closing of the Acquisition shall have been (or substantially concurrently with the closing and issuance of the Notes shall be) consummated in accordance with applicable law and on the terms described in the Purchase Agreement without giving effect to any waiver, modification or consent thereunder that is materially adverse to the interests of the Commitment Lenders, unless approved by the Commitment Lenders (such approval not to be unreasonably withheld, delayed or conditioned), it being understood that any modification to the definition of Material Adverse Effect contained in the Purchase Agreement shall be deemed to be materially adverse to the Commitment Lenders, and each Commitment Lender shall be in its reasonable judgment satisfied that all conditions precedent under the Purchase Agreement have been satisfied.

6.                                      (a) Since May 2, 2016, there shall not have occurred any event that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Purchase Agreement) and (b) since December 31, 2015, there shall not have been any material adverse change, nor any development or event involving a prospective material adverse change, in or affecting the business, properties, management, condition (financial or otherwise), stockholders’ equity, results of operations or prospects of the Company (and its subsidiaries, if any).

7.                                      No Governmental Authority (as defined in the Purchase Agreement) shall have enacted, issued, promulgated, or deemed applicable any Law (as defined in the Purchase Agreement), or issued or granted any final and non-appealable Order (as defined in the Purchase Agreement), that is in effect and that has the effect of permanently enjoining, making illegal, or otherwise prohibiting or preventing the consummation of the Acquisition or the Financing, no Governmental Authority shall have threatened in writing to enact, issue, promulgate, make applicable, or grant any such Law or Order, and all approvals of Governmental Authorities required under the Purchase Agreement to complete the initial closing of the Acquisition shall have been received.

8.                                      (a) In order to fund the Acquisition, the Company shall have received at least $250 million in gross proceeds from the sale of equity or equity-linked securities (other than any convertible debt securities) in one or more public or private offerings, which, if not in the form of common equity, will be on terms and conditions reasonably satisfactory to the Commitment Lenders (the “Equity Issuance”), with such proceeds being received prior to the purchase and sale of the Notes (it being understood, for the avoidance of doubt, that the proceeds of the equity issuance by the Company in April 2016 shall not be included for purposes of determining satisfaction of this condition) and (b) the Company shall not have more than $10 million of outstanding indebtedness under the Existing Credit Agreement and any other indebtedness for borrowed money that is secured by a lien (such debt, “Secured Debt”).

9.                                      The Company shall have represented to the Commitment Lenders on the Closing Date that the Company shall have no indebtedness for borrowed money other than (i) up to $10 million of indebtedness for borrowed money (whether or not such debt is Secured Debt, including debt under the Existing Credit Agreement), and (ii) the Notes; and any existing liens relating to the assets to be acquired pursuant to the Purchase Agreement shall have been terminated or released.

10.                               The Company shall have represented to the Commitment Lenders in writing on or prior to the Closing Date that the borrowing base under the Existing Credit Agreement in effect immediately following closing of the Acquisition is at least $125 million.

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11.                               The Commitment Lenders shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

12.                               There shall be no default or event of default under the Loan Documents, and, subject to the Certain Funds Provision, all representations and warranties contained in the Loan Documents shall be true and correct.

13.                               The Company shall be in compliance with its obligations under clause D below.

Notwithstanding anything in this Commitment Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the consummation of the Financing shall be (A) such of the representations and warranties made by the Seller in the Purchase Agreement as are material to the interests of the Commitment Lenders, but only to the extent you have the right, pursuant to the Purchase Agreement, to terminate your obligations under the Purchase Agreement or decline to consummate the Acquisition as a result of a breach of any such representations and warranties (the “Specified Purchase Agreement Representations”) and (B) the Specified Representations (as defined below), and (ii) the terms of the Loan Documents and the Closing Deliverables shall be in a form such that they do not impair the funding for and issuance of the Notes on the Closing Date if the conditions expressly set forth above in this Section C are satisfied or waived by the Commitment Lenders.  For purposes hereof, “Specified Representations” means the representations and warranties of the Company set forth in the Loan Documents relating to corporate or other company existence; due organization, the power and authority (as to execution, delivery and performance of the applicable Loan Documents) of the Company; delivery and enforceability and binding effect of the Loan Documents; the due authorization, execution and delivery of the applicable Loan Documents; solvency; no conflicts of Loan Documents with charter or other organizational documents and material laws; receipt of all governmental consents required in connection with the first closing of the Acquisition; Federal Reserve margin regulations; Investment Company Act; Patriot Act; OFAC and Anti-Corruption Laws; and the Information contained in Section D below.  This paragraph shall be referred to herein as the “Certain Funds Provision”.

D.                                    Information Requirements

The Company represents and warrants (with respect to Information relating to Seller or its assets, to the best of the Company’s knowledge after reasonable inquiry) to, and covenants with, the Commitment Lenders that all written information that has been or will be made available to the Commitment Lenders by the Company or any of its representatives in connection with the Transaction, including reports filed by the Company with the U.S. Securities and Exchange Commission (the “Information”) is, and in the case of Information made available after the date hereof, will be, complete and correct in all material respects and does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The Company agrees to supplement the Information from time to time so that the representation and warranty contained in this paragraph remains correct.  In issuing the Commitments and undertakings hereunder, the Commitment Lenders are relying on the accuracy of the Information without independent verification thereof.

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E.                                    Fees; Indemnification

1.                                      Fees.  The Company shall pay (or cause to be paid) to each Commitment Lender the fees and expenses set forth in the Fee Letter.

2.                                      Indemnification.  The Company agrees to indemnify and hold harmless each Commitment Lender, its affiliates and its directors, officers, employees, agents, representatives, legal counsel, and consultants (each, an “Indemnified Person”) against, and to reimburse each Indemnified Person upon its demand for, any losses, claims, damages, liabilities or other expenses (“Losses”) incurred by such Indemnified Person or asserted against such Indemnified Person by any third party, arising out of or in connection with this Commitment Letter, the Fee Letter, the use of the proceeds from the sale of the Notes, the Transaction or any related transaction, or any claim, litigation, investigation or proceeding relating to any of the foregoing, and to reimburse each Indemnified Person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, whether or not such Indemnified Person is a party to any such proceeding; provided that the Company shall not be liable pursuant to this indemnity for any Losses to the extent that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such Loss resulted from the gross negligence or willful misconduct of such Indemnified Person.  The Company shall not, without the prior written consent of the affected Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is a party and indemnity has been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such indemnity and does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.  No Indemnified Person shall be responsible or liable for any special, indirect, punitive, exemplary or consequential damages that may be alleged as a result of this Commitment Letter, the Fee Letter, the use of proceeds, the Transaction or any related transaction.  No Indemnified Person shall be liable for any indirect or consequential damages in connection with its activities related to the Financing.

F.                                     Miscellaneous

1.                                      Termination.  All commitments and obligations of the Commitment Lenders under this Commitment Letter will terminate on the earliest of (a) 11:59 p.m. Denver, Colorado time on June 30, 2016, (b) the closing of the Acquisition without the use of the Financing, and (c) the valid termination of the Purchase Agreement, unless in each case, the Loan Documents shall have been executed and delivered and the Notes Issued, with such earliest date referred to as the “Termination Date”.  Notwithstanding any term or provision hereof to the contrary, all of the rights and obligations of any Commitment Lender and the Company hereunder and under the Fee Letter in respect of governing law, submission to jurisdiction, indemnification, confidentiality, exclusivity, payment of fees and other amounts, and expense reimbursement shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Fee Letter or such Commitment Lender’s Commitments and agreements hereunder or under the Fee Letter.

2.                                      No Third-Party Beneficiaries.  This Commitment Letter and the Fee Letter are solely for the benefit of the Company, the Commitment Lenders and the Indemnified Persons; no provision hereof or of the Fee Letter shall be deemed to confer rights on any other person or entity.

3.                                      No Assignment; Amendment.  This Commitment Letter and the Fee Letter may not be assigned by the Company to any other person or entity (and any attempted assignment shall be null and void), but all of the obligations of the Company hereunder and under the Fee Letter shall be binding upon the successors and assigns of the Company.  Notwithstanding the foregoing, any and all obligations of, and services to be provided by, a Commitment Lender hereunder (including, without limitation, its

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Commitment) may be performed and any and all rights of such Commitment Lender hereunder may be exercised by or through any of its affiliates or branches having the ability to perform such Commitment Lender’s obligations hereunder.  This Commitment Letter and the Fee Letter may be not be amended or modified except in writing executed by each of the parties hereto.

4.                                      Use of Name and Information.  The Company agrees that any references to a Commitment Lender or any of its affiliates made in connection with the Financing are subject to the prior approval of such Commitment Lender, which approval shall not be unreasonably withheld, conditioned or delayed; provided that this provision shall not apply to any filings required to be made by the Company with the U.S. Securities and Exchange Commission or pursuant to security exchange rules and regulations.

5.                                      Governing Law.  This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the state of New York without regard to the principles of conflicts of laws thereof.  THE COMPANY AND EACH COMMITMENT LENDER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS COMMITMENT LETTER, THE FEE LETTER, THE LOAN DOCUMENTS, THE USE OF PROCEEDS THEREOF OR ANY OF THE TRANSACTIONS OR THE ACTIONS OF ANY COMMITMENT LENDER IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.  THE COMPANY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND APPELLATE COURTS THEREOF FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER, THE LOAN DOCUMENTS, THE USE OF PROCEEDS THEREOF, THE TRANSACTIONS AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT.  THE COMPANY AND EACH COMMITMENT LENDER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURTS TO WHOSE JURISDICTION THE COMPANY OR A COMMITMENT LENDER ARE OR MAY BE SUBJECT, BY SUIT UPON JUDGMENT. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT ON THE COMPANY MAY BE MADE BY REGISTERED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS APPEARING AT THE BEGINNING OF THIS LETTER FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT PURSUANT TO THIS COMMITMENT LETTER.

6.                                      Survival.  The obligations of the Company under the expense reimbursement, indemnification, confidentiality, governing law, submission to jurisdiction, jury trial waiver, no fiduciary duty, and survival provisions of this Commitment Letter and the Fee Letter shall survive the expiration and termination of this Commitment Letter and any expiration or termination of the commitment and undertakings of the Commitment Lenders hereunder regardless of whether the Loan Documents are executed, delivered and closed.

7.                                      Confidentiality.  Subject to the last sentence of this Section 7, the Company agrees that it will not disclose, directly or indirectly, this Commitment Letter, the Fee Letter, the Term Sheet, the other

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exhibits and attachments hereto or the contents of each thereof, or the activities of the Commitment Lenders pursuant hereto or thereto, to any person or entity, except (a) to your officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Lenders consent in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case the Company agrees, to the extent practicable and not prohibited by applicable law, rule or regulation to inform the Commitment Lenders promptly thereof prior to disclosure); provided that the Company may disclose this Commitment Letter and the contents hereof, including the Term Sheet attached hereto (but not the Fee Letter and any information contained therein) (i) if portions thereof have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Lenders), to the Seller, its subsidiaries and its and their respective officers, directors, agents, employees, attorneys, accountants, controlling persons or advisors, on a confidential and need-to-know basis and (ii) in the Company’s Current Report on Form 8-K, its press release announcing the Acquisition and its prospectus supplement for the Equity Issuance and other related marketing materials therefor.  In the event that the Notes are issued, the Company’s obligations under this paragraph shall terminate automatically and, to the extent covered thereby, be superseded by the confidentiality provisions in the Loan Documents upon the initial funding thereunder to the extent such provisions are binding on the Company.  Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect commencing on the date that is 18 months following the date hereof.

We will use all non-public information provided to us by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of performing the obligations which are the subject of this Commitment Letter and negotiating, evaluating and contemplating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent us  from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, or compulsory legal process based on the reasonable advice of counsel (in which case we agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over us (in which case we agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by us or any related parties thereto (including the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to the Company or any of your subsidiaries or affiliates or related parties, (d) to the extent that such information is or was received by us from a third party that is not, to our knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information was already in our possession prior to the date hereof, or is independently developed us without the use of any confidential information and without violating the terms of this Commitment Letter, (f) to our affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who otherwise are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who

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agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with a Commitment Lender, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) for the purposes of establishing a “due diligence” defense or (h) to potential or prospective funding sources, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Company or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any purchasers of the Notes, participants, assignees, hedge providers or funding sources or prospective purchasers of the Notes shall be made subject to the acknowledgment and acceptance by such purchaser of the Notes, funding source, participant, assignee, hedge provider or prospective purchaser of the Notes that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Lenders). In the event that the Notes are issued, the Commitment Lenders’ obligations under this paragraph shall terminate automatically and, to the extent covered thereby, be superseded by the confidentiality provisions in the Loan Documents upon the initial funding thereunder to the extent such provisions are binding on the Commitment Lenders. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect commencing on the date that is 18 months following the date hereof.

Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Commitment Letter shall in any way limit the activities of any affiliate of a Commitment Lender in its respective businesses distinct from the business of such Commitment Lender, provided that the non-public information referenced in the foregoing paragraph is not made available to representatives of such affiliate, if any, of such Commitment Lender who is not involved in the business of such Commitment Lender. Should such information be made available to a representative of such affiliate of such Commitment Lender who is not involved in the business of such Commitment Lender, such representative and affiliate shall be bound by the confidentiality provisions of this Commitment Letter in accordance with its terms.

8.                                      No Fiduciary Duty.  The Company acknowledges and agrees that (i) the commitment pursuant to this Commitment Letter is an arm’s-length commercial transaction between the Company, on the one hand, and the Commitment Lenders, on the other, and you are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (ii) in connection with the transactions contemplated hereby and the process leading to such transactions, each Commitment Lender is and has been acting solely as a principal and is not the agent or fiduciary of the Company or its affiliates, stockholders, creditors, employees or any other party, (iii) no Commitment Lender has assumed an advisory responsibility or fiduciary duty in favor of the Company with respect to the transactions contemplated hereby or the process leading thereto and the Commitment Lenders have no obligation to the Company except those expressly set forth in this Commitment Letter, (iv) the Commitment Lenders and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its affiliates, and the Commitment Lenders have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship as a consequence of this Commitment Letter; and (v) the Commitment Lenders have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.  The Company waives and releases, to the fullest extent permitted by law, any claims that it may have against any Commitment Lender with respect to any breach or alleged breach of fiduciary duty as a consequence of this Commitment Letter.  You acknowledge that the Commitment Lenders and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests.  Neither we nor any of our

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respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies.  You also acknowledge that neither we nor any of our affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

9.                                      Counterparts.  This Commitment Letter and the Fee Letter may be executed in multiple counterparts, and by different parties hereto in any number of separate counterparts, all of which taken together shall constitute one original.  Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier or by electronic transmission (in pdf form) shall be as effective as delivery of a manually executed counterpart hereof.

10.                               Entire Agreement.  This Commitment Letter, together with the Term Sheet and the Fee Letter, supersedes all prior understandings, whether written or oral, among the parties hereto with respect to the Financing and sets forth the entire understanding of the parties hereto with respect thereto.

11.                               Patriot Act.  Each Commitment Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Improvement and Reauthorization Act of 2005, Title III of Pub. L. 109-177 (signed into law March 9, 2006) (the “Patriot Act”), it and its affiliates are required to obtain, verify and record information that identifies the Company, which information includes the name, address, tax identification number and other information regarding the Company that will allow such Commitment Lender to identify the Company and Guarantors in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for such Commitment Lender and its affiliates.

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We look forward to working with you on this important transaction.

Very truly yours,

MTP ENERGY MASTER FUND LTD.

By: MTP Energy Management LLC
Its: Investment Advisor
By: Magnetar Financial LLC
Its: Sole Member

		By:	/s/ Paul Smith
Name: Paul Smith
Title: Chief Legal Officer

GSO CAPITAL PARTNERS LP, signing on behalf of one or more funds managed, advised or sub-advised by GSO Capital Partners LP

		By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Authorized Signatory

ACCEPTED AND AGREED
this 3rd day of May, 2016:

SYNERGY RESOURCES CORPORATION

By:	/s/ James P. Henderson
James P. Henderson
Executive Vice President Finance and Chief Financial Officer

Signature Page to Commitment Letter

Annex I - Summary of Principal Terms and Conditions

See attached.

Senior Unsecured Notes due 2021

Summary of Terms and Conditions

This Summary of Terms and Conditions (this “Term Sheet”) is only a summary of the definitive agreements, the negotiation and execution of which shall be consummated in accordance with this Term Sheet and the Commitment Letter to which this Term Sheet is attached.  Capitalized terms used in this Term Sheet but not defined herein shall have the meanings given to them in the Commitment Letter to which this Term Sheet is attached.

General

Issuer:	Synergy Resources Corporation (the “Issuer”).

Initial Purchasers:	The Commitment Lenders named within the Commitment Letter

Future Guarantors:	All subsidiaries of the Issuer that guarantee the RBL (as defined below) or any of the Issuer’s or any such subsidiary’s other debt in excess of $15 million, will also guarantee the Notes.

Placement Agent:	Credit Suisse Securities (USA) LLC to act as placement agent in the placement of Notes to investors, and will not purchase the Notes for its own account.

Issuance:	Pursuant to the private placement exemption from U.S. securities laws provided by Rule 4(a)(2) of the U.S. Securities Act of 1933.

Amount:	$80 million (the “Notes”)

Maturity:	5 years from date of issue.

Ranking:	Senior unsecured obligations of the Issuer and any Future Guarantors.

Interest Rate:

9.00% (cash interest to be paid on a semi-annual basis)

Interest on overdue principal shall accrue at the otherwise applicable rate plus 2%, and interest on other overdue amounts shall accrue at the rate applicable to principal of the Notes plus 2%

OID or Commitment Fee:	As set forth in the Fee Letter

Use of Proceeds:	Acquisition of assets pursuant to the Purchase Agreement, payment of fees and expenses relating to the Transactions and general corporate purposes

Amortization:	None

Registration Rights:

None, unless the Issuer grants registration rights to a holder of the Issuer’s debt securities while the Notes remain outstanding, in which case the Issuer will use its reasonable best efforts to register the Notes and have the registration statement with respect to the Notes declared or made automatically effective within 3 months from the date the Issuer granted registration rights to such other holder; provided that from and after the date that is 12 months after issuance, the Issuer shall have no such obligation if (i) the Notes are freely tradable by non-affiliates under Rule 144 and (ii) to the extent requested by holders of the Notes, (A) the restrictive legend has been or is removed from the Notes (other than those Notes held by affiliates), and (B) the Notes are or become not associated with a restricted CUSIP (other than those Notes held by affiliates).

DTC eligible:	Issuer to use reasonable best efforts to deliver the Notes via the book-entry facilities of DTC at closing

Redemption and Repurchase

Optional Redemption:	Make-Whole Premium redemption:

• Prior to the 2.5-year anniversary of the date of issue, the Notes may be redeemed by the Issuer, in whole or in part, subject to a customary “Make-Whole Premium” discounted at T+50bps.

Step down redemption:

•             Between the 2.5-year anniversary of the date of issue and the 3.5-year anniversary of the date of issue, the Notes may be redeemed, in whole or in part, at a price equal to par plus 50% of the interest rate applicable to the Notes.

•             Between the 3.5-year anniversary of the date of issue and the 4.5-year anniversary of the date of issue, the Notes may be redeemed, in whole or in part, at a price equal to par plus 25% of the interest rate applicable to the Notes.

•             After the 4.5-year anniversary of the date of issue, the redemption price will step down to par

•             All such redemptions shall include accrued but unpaid interest on the Notes.

Equity Claw-Back redemption:

•             Prior to the 2.5-year anniversary of the date of issue, up to 35% of the Notes may be redeemed at a price equal to par plus the interest rate applicable to the Notes, using the net cash proceeds of an equity offering, provided that at least 65% of the Notes originally issued remain outstanding.

Change of Control Repurchase:	Upon a Change of Control, the Issuer must make an offer to purchase the Notes at a price equal to 101%.

A Change of Control includes (i) direct sale of all or substantially all assets, (ii) adoption of a plan of liquidation or dissolution, (iii) a transaction whereby a person or group acquires more than 50% of the voting power of the Issuer, or (iv) the day upon which the majority of the board are not continuing directors.

Asset Sales:

Issuer will not consummate an Asset Sale unless consideration is at least 75% cash or cash equivalents, including assumption of liabilities or costs and expenses of an oil and gas property, publicly traded securities and other obligations received from the transferee and converted to cash w/in 180 days, or receipt of assets or a business in the oil and gas industry. The aggregate amount of all forms of consideration other than cash and cash equivalents received for all Asset Sales since the Closing Date shall not exceed the greater of $20 million or 3% ACNTA.

Issuer will apply net proceeds from an Asset Sale once in excess of $20 million (within 365 days after receipt of net proceeds, as may be extended by 180 days from commitment to use proceeds) to:

•             Repay secured debt;

•             Permanently repay unsecured debt on a pro rata basis with the Notes;

•             Acquire (all or substantially all) assets or stock of a company principally engaged in oil & gas business; or

•             Make capex or acquire assets useful in the oil & gas business.

Carve-outs from the Asset Sale procedures to include:

•             De minimis transactions that involve assets with a fair market value of less than $20 million (measured at the time of the relevant sale or other disposition) in the aggregate in any calendar year

•             Other customary carve-outs, including (i) Asset Swaps, (ii) sale or disposition of oil & gas or other mineral products in the ordinary course of business, and (iii) customary farm-out of oil & gas properties.

Covenants

Suspension upon Investment Grade Rating:	Certain restrictive covenants to be suspended for any period where Notes obtain an investment grade rating by both Moody’s and S&P.

Rating on Notes:

Issuer will use reasonable best efforts to obtain ratings of the Notes from S&P and Moody’s by December 31, 2016 and Issuer will use commercially reasonable efforts to maintain such rating from S&P and Moody’s.

Restricted Payments:

Issuer and restricted subsidiaries may not pay dividends, distributions or any other restricted payments to equity holders, repurchase equity interests, repurchase, redeem or make non- scheduled payments on any subordinated debt, make any investment other than Permitted Investments (to be defined in a mutually agreeable manner), unless it has capacity under the Builder Basket to make such a payment.

The “Builder Basket” shall mean the sum, without duplication, of:

•             (i) 50% of Consolidated Net Income (to be defined in a manner mutually agreeable) (100% of net loss) from start of fiscal quarter preceding date of issue to the end of the most recently ended fiscal quarter,

•             (ii) 100% of cash proceeds received from the issue or sale of equity interest of the Issuer,

•             (iii) 100% of the reduction in indebtedness (other than subordinated indebtedness) from the contractual conversion or exchange of convertible or exchangeable debt for capital stock,

•             (iv) proceeds from the sale or repayment of restricted Investments and

•             (v) the fair market value of investments in subsidiaries redesignated as Restricted Subsidiaries to the extent initially constituting a restricted investment.

As a condition to use of the Builder Basket for any purpose, the Issuer must be able to incur $1 of additional debt under the 2.25:1.00 Fixed Charge Coverage Ratio noted below.

Permitted Restricted Payment carve-outs for the following (among other customary payments):

•             Repurchase of management or employee equity interests up to $10 million in any fiscal year with unused amounts permitted to be carried forward to subsequent fiscal years, not to exceed $7.5 million for any fiscal year

•             General Restricted Payment basket of greater of (A) $25 million, and (B) 4.0% ACNTA

Permitted Investment carve-outs for the following (among customary investments):

•             Loans to employees up to $1.0 million

•             Investments, other than in unrestricted subsidiaries, entered into in the ordinary course of business and customary in the oil and gas business (“Permitted Business Investments”)

•             General Permitted Investment Basket of greater of (A) $30 million, and (B) 2.5% ACNTA

Indebtedness:	Issuer and Future Guarantors may incur debt if Fixed Charge Coverage Ratio (to be defined in a mutually agreeable manner) in excess of 2.25:1.00 (“Fixed Charge Coverage Ratio Test”).

Permitted debt carve-outs for the following (among other customary incurrences):

•             Basket for indebtedness under an RBL equal to the greater of (A) $225 million and (B) 35.0% of ACNTA (calculatedper the Modified ACNTA pricing definition below); provided that, in the case of both (A) and (B) above, the cost of debt pursuant to this clause shall not exceed LIBOR + 550 bps (with the cost of debt to be calculated to include fees and OID and LIBOR not to exceed the lesser of 1.0% and the then prevailing LIBOR) (the “RBL Basket”)

As used herein, “RBL” shall mean one or more traditional corporate banking borrowing base revolvers for oil and gas secured loan transactions in a single tranche (i.e. not permitted to tranche into first out and second out first lien loans), including customary mechanisms for periodic determination thereof that are provided by one or more commercial banks that routinely provide revolving credit facilities providing for revolving credit loans and/or letters of credit on a secured or unsecured basis on customary market terms for similar facilities

•             Existing Debt, other than debt incurred under the Credit Facility Basket

•             Hedging Obligations incurred in the ordinary course of business to mitigate risk and not for speculative purposes

•             Capital Lease/Purchase Money basket of greater of (A) $25 million, and (B) 4.0% ACNTA

•             Acquired / Acquisition Debt basket (provided, that pro forma for the acquisition, Issuer can incur $1 of additional debt under the Fixed Charge Coverage Ratio Test or the acquisition improves the Fixed Charge Coverage Ratio can be incurred to finance acquisition or assume target’s debt) (“Acquired/Acquisition Debt Basket”)

•             General Debt basket of greater of (A) $30 million, and (B)

4.0% ACNTA

Liens:	Issuer and restricted subsidiaries may not incur any liens unless the Notes are equally and ratably secured, or secured on a senior basis, in the case of liens securing subordinated indebtedness.

Permitted lien carve-outs for the following (among other customary incurrences):

•             Liens securing debt incurred under the RBL Basket (liens securing the RBL may not be reclassified to any other lien basket)

•             Liens to secure Acquired Debt (provided that such liens do not spread to any assets other than the assets securing such debt immediately prior to such acquisition)

•             Liens securing Capital Lease/Purchase Money debt basket (limited to the assets purchased, improved or constructed with the proceeds of debt incurred under the Capital Lease/Purchase Money debt basket)

•             Liens securing hedging obligations incurred in the ordinary course of business to mitigate risk and not for speculative purposes

•             Liens arising under customary oil and gas agreements but not to secure indebtedness

•             General Lien basket of (A) $30 million, and (B) 4.0% ACNTA, which cannot be used for second or junior lien debt for borrowed money

Production Payments:	The Issuer and restricted subsidiaries are not permitted to engage in any production payment, royalties, ORRI, NPIs and similar transactions.

Other Covenants:	Customary other covenants, including restrictions on:

•             Dividend Stoppers

•             Sale and Leaseback transactions

•             Transactions with Affiliates

•             Mergers and sale of substantially all assets (unless, among other customary conditions, the acquisition improves the Fixed Charge Coverage Ratio, and successor entity assumes obligations under Notes)

•             Business Activities

•             Selective Payments for Consent to amend terms of Notes

Reports:	Issuer must provide Note holders with the following information:

•             all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Synergy were required to file such reports; and

•             all current reports of Synergy that would be required to be filed with the SEC on Form 8-K if Synergy were required to file such reports (typically 4 business days)

Events of Default

Customary events of default, including:

•             nonpayment of principal when due

•             nonpayment of interest, fees or other amounts within 30 days of when due

•             violation of covenants not cured within 60 days of notice of default by at least 25% of holders of Notes

•             cross-acceleration of debt in excess of $20 million

•             judgment in excess of $20 million

•             certain bankruptcy events.

Upon the occurrence of an event of default, noteholders holding 25% or more of the outstanding principal amount of the Notes may accelerate all outstanding amounts under the Notes

Other

Definition of ACNTA:

Customary definition, to be keyed off discounted future net revenues of Proved Reserves as calculated based on the Modified ACNTA pricing, discounted at 10% and prepared under an independent reserve engineer’s report following Issuer’s most recent fiscal year end.

Contribution from Proved Reserves from undeveloped locations to constitute no more than 35% of the discounted net revenues of Proved Reserves as referenced above

Modified ACNTA pricing:

At the date of determination, the five-year strip price for crude oil (WTI Cushing), for natural gas liquids (Mont Belvieu) and natural gas (Henry Hub), with such price held flat for each subsequent year, quoted on the NYMEX (or its successor) as of the calculation date

Amendments:

Amendments to the Loan Documents will generally require consent of holders holding at least a majority in principal amount of the Notes, subject to certain customary exceptions which shall require the consent of each affected holder, including reductions in principal, delay or forgiveness of required payments, reduction in the rate of interest and release of guarantees from significant subsidiaries.

Governing Law and Forum:	State of New York